UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  November 3, 2011

A123 Systems, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34463	04-3583876
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

A123 Systems, Inc.
200 West Street
Waltham, Massachusetts	02451
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  617-778-5700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

Technology License Agreement

On November 3, 2011 (the “Effective Date”), A123 Systems, Inc. (the “Corporation”) and IHI Corporation (the “IHI”) entered into a Technology License Agreement (the “License Agreement”). Pursuant to the License Agreement, the Corporation granted to IHI an exclusive, non-transferable, royalty-bearing license to the Corporation’s advanced battery system and systems integration technology and know-how (the “Licensed Technology”) to develop, use, make, offer to sell, sell, lease and provide battery systems and modules for the transportation market in Japan and a non-exclusive, non-transferable, royalty-bearing license to the Licensed Technology for certain non-competing products to be approved by the Corporation, in each case, for an initial period of ten years.  In connection with the entry into the License Agreement, the Corporation and IHI also entered into a Product Supply Agreement (the “Supply Agreement”) pursuant to which the parties agreed that the Corporation would supply to IHI, on an exclusive basis, the lithium ion battery cells for the battery systems and modules produced by IHI utilizing the Licensed Technology.  The License Agreement also provides that IHI will not develop, sell or produce battery cells, modules or systems that compete with the Corporation’s products during the term of the License Agreement and for defined periods of time thereafter.

In consideration of the license grants to the Licensed Technology, IHI agreed to pay the Corporation a non-refundable license fee of $7.5 million and future royalties based on a percentage of IHI’s net sales of products that use or embody the Licensed Technology. Pursuant to the License Agreement, IHI also agreed to make an equity investment of $25.0 million in the Corporation through the purchase of shares of the Corporation’s common stock.

The License Agreement contains customary representations, warranties and covenants by and on behalf of the Corporation and IHI. Each of the Corporation and IHI is required to indemnify the other party against losses and expenses arising out of or related to the exercise of the rights under the License Agreement, including, among other things, gross negligence and intentional misconduct claims and claims of infringement and misappropriation of intellectual property rights of third-parties, subject to limitations set forth in the License Agreement.  The License Agreement may be terminated by either party prior to the expiration of the term of the License Agreement in the event of a bankruptcy or an uncured material breach by the other party, or by the Corporation in the event an unauthorized use of the Licensed Technology, the failure by IHI to purchase the IHI Shares (as defined below) or the failure by IHI to reach certain minimum sales volumes, or by IHI in the event that IHI terminates the Supply Agreement in accordance with its terms. The License Agreement cannot be assigned by either party without the other party’s consent, subject to certain exceptions and provisos, including the assignment to a successor entity in connection with a change in control.

Stock Purchase Agreement

On the Effective Date, the Corporation and IHI entered into a Stock Purchase Agreement (the “Purchase Agreement”) pursuant to which IHI agreed to purchase from the Corporation $25.0 million in shares of the Corporation’s common stock, subject to a maximum share cap.  The actual number of shares of the Corporation’s common stock to be issued to IHI (the “IHI Shares”) is based on an average of the closing prices of the Corporation’s common stock as reported on The NASDAQ Global Select Market preceding the Closing Date (as defined below).

The Purchase Agreement provides that IHI will not sell or transfer the IHI Shares for a period of one (1) year following the Effective Date, subject to certain exceptions, including the ability to enter into hedging transactions with respect to a limited number of shares of the Corporation’s common stock on a monthly basis.

The Purchase Agreement contains customary representations, warranties and covenants by and on behalf of the Corporation and IHI. The closing of the transaction contemplated by the Purchase Agreement and the issuance of the IHI Shares is expected to occur on or about November 18, 2011 (the “Closing Date”) and is subject to customary closing conditions, including the accuracy of the representations and warranties of the parties contained in the Purchase Agreement and the effectiveness of the Supply Agreement.

The foregoing descriptions of the License Agreement and the Purchase Agreement are qualified in their entirety by reference to the License Agreement and the Purchase Agreement, respectively, each of which will be filed as an exhibit to the Corporation’s Annual Report on Form 10-K for the year ending December 31, 2011.

Item 3.02               Unregistered Sales of Equity Securities.

Reference is made to the description of the Purchase Agreement and IHI Shares set forth under Item 1.01 above, which is incorporated into this Item 3.02 by reference. The agreement to issue the IHI Shares was made in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended (the “Act”), and Rule 506 promulgated thereunder, and IHI has represented to the Corporation that it is an “accredited investor” within the meaning of Rule 501 under the Act.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A123 SYSTEMS, INC.

Date: November 8, 2011	By:	/s/ ERIC J. PYENSON
Eric J. Pyenson
Vice President and General Counsel